Exhibit 5.1

Gary Solway
Direct Line: 416.777.6555
e-mail: solwayg@bennettjones.ca

September 22, 2006

Cognos Incorporated
3755 Riverside Drive
P.O. Box 9707, Station T
Ottawa, Ontario
K1G 4K9

Dear Sirs/Mesdames:

Re: Cognos Incorporated – Option Grant to Mr. Leslie Rechan

We are Ontario counsel for Cognos Incorporated (the “Company”). The Company has granted 250,000 options (“Options”) to Mr. Leslie Rechan. Each Option is exercisable for one common share (“Common Share”) in the capital of the Company.

We have made such investigations and have examined such corporate records of the Company and other documents as we considered necessary or relevant for our opinion, including:

1.	the articles of incorporation and by-laws of the Company;

2.	a certificate of an officer of the Company dated September 20, 2006;

3.	a certificate of compliance dated September 15, 2006 in respect of the Company pursuant to the Canada Business Corporations Act (the “Certificate of Compliance”);

4.	certified copies of the resolutions of the Company’s Board of Directors and Human Resources and Compensation Committee approving the grant of the Options;

5.	the Employment Agreement between the Company and Mr. Rechan dated May 1, 2006;

6.	the proposed Option Agreement to be entered into between the Company and Mr. Rechan (the “Option Agreement”); and

7.	the Company’s 2003-2008 Stock Option Plan (the “Plan”).

For the purposes of this opinion, we have assumed, with respect to all documents examined by us, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, notarial or photostatic copies. We have also assumed that the Certificate of Compliance continues to be accurate as of the date hereof. The opinions set forth below are limited to the laws of the Province of Ontario and the laws of Canada applicable therein, as of the date hereof. In expressing the opinion in paragraph 1 below, we have relied, without independent investigation, upon the Certificate of Compliance.

Based on and subject to the foregoing, we are of the opinion that:

1.	The Company is incorporated and existing under the laws of Canada.

2.	The Company has taken all necessary corporate action to reserve and allot the Common Shares issuable upon the exercise of the Options, and such Common Shares, when issued in accordance with the terms and conditions of the Option Agreement and the Plan, will be validly issued as fully paid and non-assessable shares of the Company.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Registration Statement on Form S-8 proposed to be filed with the United States Securities and Exchange Commission on or about the date hereof.

Yours truly,

/S/BENNETT JONES LLP

BENNETT JONES LLP